Exhibit 23.1

Consent of Ernst & Young LLP

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the CONSOL Energy Inc. Equity Incentive Plan filed September 22, 1999 of our report dated January 16, 2002 (except for the information included in Notes 30 and 31 related to the periods December 31, 2001 and prior, as to which the date is March 12, 2004) with respect to the consolidated financial statements of CONSOL Energy Inc. included in this Annual Report (Form 10-K) of CONSOL Energy Inc.

/s/ Ernst & Young

Pittsburgh, Pennsylvania

March 12, 2004